Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-169203) of Hanger, Inc. of our report dated May 14, 2018 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Hanger, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2017.

/s/ PricewaterhouseCoopers LLP
Austin, Texas
November 20, 2018